UNITED STATES
SECURITIES
AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/ AMENDMENT 2

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OFTHE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 19, 2004

NESS ENERGY INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Washington	000-10301	91-1067265
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4201 East Interstate 20, Willow Park, Texas 76087
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 817-341-1477

        (Former name, former address and former fiscal year, if changed since last report)

ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

Summary

We dismissed our accountants. The dismissal was our determination, and part of our plan to appoint a new firm with both international abilities and that is located nearer to Wall Street as the replacement.

The dismissal was in no way due to our dissatisfaction with their firm (prior accountants), which we found to be both experienced and professional in our dealings. We had no dispute with the prior accountant and enjoyed their services.

Management, however, believes, for this New Year of 2004, we need to work more closely with firms in the northeast, and a northeastern auditing firm with contacts overseas may be a better fit for our current and future needs, hence the need to terminate the old firm and hire a new one.

Further details below.

(a) Dismissal of Former Accountants

(i)     We dismissed our former accountants. We confirmed the dismissal by letter received February 19, 2004 from the former accountants, the firm of Weaver and Tidwell, LLP (“Former Accountants”), dated February 17, 2004, confirming the client-auditor relationship had ceased.

(ii)        The Former Accountant’s report on the financial statements for either of the past two years did not contain an adverse opinion or disclaimer of opinion, nor was modified as to uncertainty, audit scope , or accounting principles. However, a letter was supplied to us dated March 11, 2004 from the Former Accountant (hereinafter, the Former Accountant’s Response Letter”), where the accountants stated they modified their reports for the years ended December 31, 2002 and 2001 regarding the Company’s ability to continue as a going concern. The Former Accountant’s Response Letter is attached.

(iii)        The decision was approved by the Board of Directors.

(iv)     A. There were no disagreements with the Former Accountants, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the Former Accountant’s satisfaction, would have caused them to make reference to the subject matter of the disagreement(s) in connection with their reports, except as follows:

B.     Though the Former Accountants never advised us that internal controls necessary to develop reliable financial statements did not exist and they did complete the audits and stated “In our opinion, the financial statements present fairly, in all material respects, the financial position of Ness Energy International, Inc. at December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended…, in conformity with accounting principals generally accepted in the United States of America.” They did advise us of deficiencies. The Former Accountant’s Response Letter states that in March, 2003 and 2002, they advised us of certain reportable conditions and material weaknesses regarding our ability to develop reliable financial statements. In March, 2002, they suggested the transfer agent be advised immediately when compensation for services was approved by the Company, and they also suggested that transactions entered into by Management or the Board be forwarded timely to the accounting department. In March, 2003, they suggested that bank statements from Israel be sent directly to our offices in Texas, and they suggested that written agreements, not oral agreements, be used for transactions and the Board be involved in major acquisitions, and, also in summary, more accurate steps be taken in travel expense accounting, and Israeli operational expenses, and lease renewals be more specific as to expense responsibilities. No committee of the Board, nor the Board, discussed these matters with the accountants, Past President/CEO Hayseed Stephens died on May 15, 2003. Discussions between new President/CEO Sha Stephens, and the CFO were held concerning these deficiencies. An accounting person was hired to assist the CFO and plan to add another accounting person to also assist. The CEO and CFO meet twice weekly to discuss activities and assure compliance. Also, conversations are held daily with legal counsel, who also is present in the Ness office one week a month. On his first trip to Israel, the new CEO terminated the previous administrator and hired a new person with more business knowledge. The CEO transferred virtually all funds from the Israel Bank account to the U.S. and has taken steps to control the information from Israel.

On March 4, 2004, the Company sent this Report to the Former Accountants, requesting they furnish the required letter concerning the statements in this Report. The Former Accountant’s Response Letter is attached.

(b) New Independent Accountants

On February 19, 2004, the Company engaged the firm of Rosenberg Rich Baker Berman & Company, P.A. New Jersey , as independent auditors of the Company for the period ending December 31, 2003. The Rosenberg Firm has over 20 years experience in international financial statement matters, and over 25 years experience as auditors, and has a full staff of accountants and support personnel including persons who are available to travel overseas.

        As to the Company’s two most recent fiscal years or subsequent interim period, the Company did not consult Rosenberg Rich Baker Berman & Company, P.A. regarding the application of accounting principles to a specific transaction, either completed or contemplated, or the type of audit opinion that might be rendered on the Company’s financial statements, nor did Rosenberg Rich Baker Berman & Company P.A. provide advice to the Company, either written or oral, that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue. Further, during the Company’s two most recent fiscal years or subsequent interim period, the Company did not consult the Rosenberg Firm on any matter that was the subject of disagreement or a reportable event.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

         (a)  Exhibits

         Item    Description

          16        Letter from Former Accountants Responding to Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

         NESS ENERGY INTERNATIONAL, INC.
         (Registrant)

         By: /s/ Sha Stephens, President
         (Principal Executive Officer)

         Date: 3/24/04

EXHIBIT 16

FORMER ACCOUNTANTS RESPONSE LETTER